NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST
                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                   SCHEDULE A



SERIES                                       DATE ADDED TO AGREEMENT


Balanced Portfolio                                May 1, 1995

Growth Portfolio                                  May 1, 1995

Liquid Asset Portfolio                            May 1, 1995

Limited Maturity Bond Portfolio                   May 1, 1995

Partners Portfolio                                May 1, 1995

Government Income Portfolio                       May 1, 1995

International Portfolio                           May 1, 1997

Guardian Portfolio                                October 15, 1997

Mid-Cap Growth Portfolio                          October 15, 1997




Dated: October 15, 1997